                         AMENDMENT TO CUSTODY AGREEMENT


         Amendment made as of this 17th day of April, 1996 by and between Dean Witter Tax-Exempt Securities Trust (the "Fund") and The Bank of New York (the "Custodian") to the Custody Agreement between the Fund and the Custodian dated September 20, 1991 (the "Custody Agreement"). The Custody Agreement is hereby amended as follows:

         Article XV Section 8 of the Custody Agreement shall be deleted and be replaced by Sections 8.(a), 8.(b) and 8.(c) as set forth below:

         "8. (a) The Custodian will use reasonable care with respect to its obligations under this Agreement and the safekeeping of Securities and moneys owned by the Fund. The Custodian shall indemnify the Fund against and save the Fund harmless from all liability, claims, losses and demands whatsoever, including attorneys' fees, howsoever arising or incurred as the result of the failure of a subcustodian which is a banking institution located in a foreign country and identified on Schedule A attached hereto and as amended from time to time upon mutual agreement of the parties (each, a "Subcustodian") to exercise reasonable care with respect to the safekeeping of such Securities and moneys to the same extent that the Custodian would be liable to the Fund if the Custodian were holding such securities and moneys in New York. In the event of any loss to the Fund by reason of the failure of the Custodian or a Subcustodian to utilize reasonable care, the Custodian shall be liable to the Fund only to the extent of the Fund's direct damages, to be determined based on the market value of the Securities and moneys which are the subject of the loss at the date of discovery of such loss and without reference to any special conditions or circumstances.

         8. (b) The Custodian shall not be liable for any loss which results from (i) the general risk of investing, or (ii) investing or holding Securities and moneys in a particular country including, but not limited to, losses resulting from nationalization, expropriation or other governmental actions; regulation of the banking or securities industry; currency restrictions, devaluations or fluctuations; or market conditions which prevent the orderly execution of securities transactions or affect the value of Securities or moneys.

         8. (c) Neither party shall be liable to the other for any loss due to forces beyond its control including, but not limited to, strikes or work stoppages, acts of war or terrorism, insurrection, revolution, nuclear fusion, fission or radiation, or acts of God."

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective Officers, thereunto duly authorized and their respective seals to be hereunto affixed, as of the day and year first above written.

                                        DEAN WITTER TAX-EXEMPT SECURITIES TRUST

                                        By: /s/ David A. Hughey
[SEAL]                                     -----------------------------------
Attest:

/s/ Robert M. Scanlan
----------------------------------      THE BANK OF NEW YORK

                                        By: /s/ Steven Grunton
[SEAL]                                     -----------------------------------
Attest:

/s/ Vincent Blazewicz
---------------------------------

                                  SCHEDULE A

COUNTRY/MARKET                SUBCUSTODIAN
--------------                ------------
Argentina                     The Bank of Boston
Australia                     ANZ Banking Group Limited
Austria                       Girocredit Bank AG
Bangladesh*                   Standard Chartered Bank
Belgium                       Banque Bruxelles Lambert
Botswana*                     Stanbic Bank Botswana Ltd.
Brazil                        The Bank of Boston
Canada                        Royal Trust/Royal Bank of Canada
Chile                         The Bank of Boston/Banco de Chile
China                         Standard Chartered Bank
Colombia                      Citibank, N.A.
Denmark                       Den Danske Bank
Euromarket                    CEDEL
                              Euroclear
                              First Chicago Clearing Centre
Finland                       Union Bank of Finland
France                        Banque Paribas/Credit Commercial de France
Germany                       Dresdner Bank A.G.
Ghana*                        Merchant Bank Ghana Ltd.
Greece                        Alpha Credit Bank
Hong Kong                     Hong Kong and Shanghai Banking Corp.
Indonesia                     Hong Kong and Shanghai Banking Corp.
Ireland                       Allied Irish Bank
Israel                        Israel Discount Bank
Italy                         Banca Commerciale Italiana
Japan                         Yasuda Trust & Banking Co., Lt.
Korea                         Bank of Seoul
Luxembourg                    Kredietbank S.A.
Malaysia                      Hong Kong Bank Malaysia Berhad
Mexico                        Banco Nacional de Mexico (Banamex)
Netherlands                   Mees Pierson
New Zealand                   ANZ Banking Group Limited
Norway                        Den Norske Bank
Pakistan                      Standard Chartered Bank
Peru                          Citibank, N.A.
Philippines                   Hong Kong and Shanghai Banking Corp.
Poland                        Bank Handlowy w Warsawie
Portugal                      Banco Comercial Portugues
Singapore                     United Overseas Bank
South Africa                  Standard Bank of South Africa Limited
Spain                         Banco Bilbao Vizcaya
Sri Lanka                     Standard Chartered Bank

COUNTRY/MARKET                SUBCUSTODIAN
--------------                ------------

Sweden                        Skandinaviska Enskilda Banken
Switzerland                   Union Bank of Switzerland
Taiwan                        Hong Kong and Shanghai Banking Corp.
Thailand                      Siam Commercial Bank
Turkey                        Citibank, N.A.
United Kingdom                The Bank of New York
United States                 The Bank of New York
Uruguay                       The Bank of Boston
Venezuela                     Citibank N.A.
Zimbabwe*                     Stanbic Bank Zimbabwe Ltd.









*  Not yet 17(f)5 compliant